USPB UPDATE
Volume 21, Issue 2	www.uspremiumbeef.com	866-877-2525	May 2017

2016 Annual Meeting
Highlights

Nearly 200 unitholders, associates and guests attended U.S. Premium Beef’s annual meeting in Dodge City, Kansas on March 23, 2017. Attendees heard updates from USPB and National Beef staff on fiscal year 2016 operational and financial results. The after-dinner speaker was Mitch Holthus (pictured below with USPB Board Chairman, Mark Gardiner),the voice of the Kansas City Chiefs, who gave a very entertaining and motivational message. Also attending the dinner were 50 volunteer firefighters and their spouses from the Ashland and Englewood, Kansas areas, who played a critical role in fighting the March 6 fires that caused considerable devastation in those areas.

USPB CEO, Stan Linville, opened the business meeting with comments related to the triangular-shaped dinner bell, the theme in USPB’s 2016 Annual Report, and the three key elements that each side represents -- Ownership in Processing, Market Access, and Value Based Pricing, including access to carcass data. Linville pointed out the combination of those three elements has served USPB deliverers well since beginning operations in 1997.

Linville noted that “Since our beginning, USPB has mar-

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Delivery Year Change

USPB’s Board of Directors has authorized the company to change the timeframe of its delivery year from ‘September to August’ to ‘January to December’. Delivery year 2017 ends on August 26, 2017. Transitioning to the new delivery year will occur in the 18 week period starting on August 27, 2017 and ending on December 30, 2017 (Transition Period).

During the Transition Period, USPB’s average weekly deliveries to National Beef will be limited to 15,227 head. Each member will be allocated 37.27% of the delivery rights they own, rounded up to the nearest whole delivery right, for use during the Transition Period.

Class A unit transfers will not be impacted by the transition

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First Quarter 2017
Financial Results

USPB financial results improved significantly in the first quarter of fiscal year 2017 as compared to the same period in the prior fiscal year. For the quarter, which ended March 25,2017, USPB recorded net income of $7.6 million compared to net income of $2.7 million in the same period in the prior year, an improvement of $4.9 million. Improved gross margins and lower interest expense at National Beef were the primary drivers of the year-over-year improvement in USPB’s financial results.

During the first quarter, USPB producers delivered 184,875 head of cattle through USPB to National Beef. For the quarter, average gross premiums for all of the cattle delivered was $35.90 per head, with the top 25% and 50% receiving premiums of $69.78 and $57.08, respectively. ♦

Board of Director Election

John Freund, Mark Gardiner and Joe Morgan were re-elected by USPB Unitholders to serve three-year terms on the USPB Board of Directors at the company’s Annual Meeting on March 23, 2017.

The Board appointed Mark Gardiner as Chairman, Joe Morgan as Vice Chairman, and Jerry Bohn as Secretary. ♦

$$ for Carcass Data

Carcass traits are economically important to the rancher that retains ownership because carcass traits determine the total value of a carcass on the USPB grid. That is why we’re raising cattle, to produce high quality food for consumers!

As a result, USPB ranchers utilize Expected Progeny Differences (EPD’s) and “dollar indexes” calculated by breed associations as effective tools to select bulls that will improve a wide variety of traits in their herd, including carcass traits. These EPD’s are derived from production data and DNA tests from many different animals.

For carcass traits, the bulk of that data is from ultrasound scans from cattle raised in seedstock herds. Ultrasound data is highly correlated with carcass traits. The very best data is actual carcass results from progeny. However, this is more complicated for the average seedstock breeder to obtain. Therefore, breed associations are making an effort to collect

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2016 Annual Meeting...	continued from page 1

keted over 13.3 million head of cattle on USPB’s value based pricing system. In 2016, cattle delivered to USPB averaged $44.94 per head premium to the cash market, and have averaged $32.87 per head in premiums since 1997.” Linville also pointed out that grid premiums paid since 1997 have totaled $436.6 million, an average of $23.0 million per year. He added that “In addition to grid premiums, USPB has paid out cash distributions, including proceeds from the sale of a majority ownership position to Leucadia in 2011, and patronage of over $1.0 billion.”

Scott Miller, USPB’s CFO, discussed the company’s financial results for 2016 noting that USPB had realized net income of $46.4 million for the fiscal year and taxable income of $58.9 million for the tax year. He added that the improvements in book income and taxable income represent a phenomenal turnaround from what the company had experienced since 2011, and had enabled USPB to make distributions of $83 per combined Class A and Class B unit over the last several months. Miller also noted that USPB’s balance sheet remains strong and will enable USPB to respond to future opportunities and challenges.

“It pays to produce quality,” said Brian Bertelsen, USPB’s VP Field Operations. “Once again, USPB cattle set new records in many areas. Following 19 years of USPB operations, many of these records have been broken many times over. Premiums to the cash market in 2016 were nearly $45 per head.” Bertelsen also noted “In 2016, on a per head basis, the top 25% of cattle delivered averaged $83.31, the top 50% averaged $68.31, and the top 75% averaged $57.58. Average Choice and Prime was 87.3%, which was record high in company history. The highest contributor to premiums, is certainly quality grade, which in 2016 was $31.02 per head, the second highest in company history.”

Cattle that qualified for the Certified Angus Beef® program were record high at 27.8% of all black hided cattle. With 17% of black hided cattle qualifying for Black Canyon® Premium Reserve, in total nearly 49% of all black hided cattle qualified for a branded beef program. The Choice / Select spread averaged $10.57, which was the third highest in company history.

As more and more consumers upgrade their beef purchases to higher quality products, USPB producers are able to answer the call. Quality grades contributed $31.02 to premiums, which was the second highest in company history. “Clearly, the benefit of selecting for higher quality cattle has paid off,”

Bertelsen noted.

Attendees also had the opportunity to hear Tim Klein, National Beef CEO, and other members of National Beef’s management team discuss National Beef’s operational and financial results for fiscal year 2016. “National Beef had net income of $326.9 million, which was a substantial turnaround from the losses incurred in prior years” stated Klein. He added that the turnaround was the result of improved gross margins, which had improved significantly during the year. The other members of National Beef’s management team discussed the export markets, noting that exports have been, and will continue to be, a key to National Beef’s profitability and future successes. They also discussed the value added side of National Beef’s business, noting the increases in case ready sales, changes at National Beef Leathers, and improvements in customer satisfaction and retention at the Kansas City Steak Company. ♦

BENCHMARK PERFORMANCE DATA TABLE
Base Grid Cattle Harvested in KS Plants 1/01/17 to 3/25/17
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.20	65.02
Prime	4.42	5.50
CH & PR	88.03	90.00
CAB	27.60	29.06
BCP	17.83	17.76
Ungraded	0.54	0.33
Hard Bone	0.73	0.37
YG1	8.74	8.87
YG2	35.52	34.93
YG3	41.27	42.04
YG4	12.93	12.65
YG5	1.50	1.51
Light Weight	0.28	0.17
Heavy Weight	2.14	1.71
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$23.61	$30.07
Yield Benefit	$17.54	$39.08
Yield Grade	-$2.51	-$2.20
Out Weight	-$4.28	-$3.30
Natural	$1.54	$6.13
Total Premium	$35.90	$69.78
USDA's Choice/Select Spread

$$ for Carcass Data...	continued from page 1

more carcass progeny data to further improve their EPD calculations.

Some breeds are going so far as to pay cash money for carcass data from sire identified progeny… from the right bulls. These are not the unproven yearling bulls in the breed. Instead, they are looking at bulls that have already been widely used through artificial insemination (AI), however these bulls have only ultrasound records and no actual carcass data from any progeny.

These are not young, unproven bulls that are unpredictable for traits like birth weight so you do not run the risk of testing an unproven sire that be associated with calving problems. They have already been used extensively, but they simply lack progeny carcass records. Therefore, a commercial ranch would not necessarily have to record birth weights like in the traditional young sire evaluations of the past.

Participation requires the use of AI in the commercial herd. The cows or heifers do not have to be registered. The AI service sires must also include one or two reference sires that are already well proven with progeny carcass records already in the breed’s database. These reference sires provide the link between herds and provide point of reference to compare to the test bulls. These reference sires could certainly be the best of the breed for a variety of traits, including carcass EPD’s which would further improve the genetics of your herd. However, the matings need to be random—you can’t mate your best or worst cows to any one certain bull.

So the breed associations are not primarily interested in the data from your calves sired by your own herd bulls. Although, they will still take it as those herd bulls are quite possibly related to the bulls they are looking for. However, it would benefit a rancher to submit the data from progeny of your own bulls. You closely studied the EPD’s to select the bulls when you purchased them. Why not submit the data so that your bulls will now have significantly higher accuracy, updated EPD’s? This could then allow you to more selectively mate the right bulls with the right cows that you already own!

Some of your bulls will prove out even better than their initial EPD’s. They can be retained longer and could even have semen collected for use long after their effective lifespan. Others will prove out to be less than their initial EPD’s and can be culled earlier. A lot of bulls will excel in certain traits or have problems in certain traits. Those are the ones that could be selectively mated: breed the high ribeye cows to the bull that ended up being lower for ribeye or run the lower marbling cows with the highest marbling bull, for example.

Other incentives from breed associations include cost sharing of DNA testing or offering DNA tests that include parentage confirmation at a reduced cost. In addition to providing some valuable information about your herd’s genetics, DNA tests can also confirm parentage. So, DNA testing goes hand-in-hand with determining the sire of a calf which could allow a rancher to get even more records submitted to the association. Parentage confirmation from DNA tests would be extremely helpful to the ranchers that use multi-sire breeding pastures. However, a random percentage of the herd would still need to be AI bred to reference sires.

Yet another benefit to confirming parentage is that you know which bulls are settling more cows and which ones are NOT! A simplified option would be to run all of your young bulls in one breeding pasture, record the females that are mated to them, and use DNA tests to confirm the sire of just those calves from the young bulls. In other words, you prove out the bull during his first year of service. It’s really not that valuable to prove a bull right before you cull him.

One other potential reward could be from a USPB Qualified Seedstock Supplier (QSS). These are seedstock ranchers who sell bulls and own USPB delivery rights. They are listed on the USPB website. Some of those QSS breeders offer rewards such as “coupons for carcass data” for sharing carcass data from progeny of the bulls they sold. These coupons can then be used for discounts on future bull purchases. In turn, the information helps the QSS breeder know more about your herd and the bulls they are supplying to you.

Some USPB producers might already qualify for some of these rewards. Others could certainly be eligible for rewards with some simple modifications to their normal practices. There are potential benefits in learning more about the genetics of your herd and then allowing you to more intelligently improve those genetics. Finally, there are real opportunities to get rewarded by breed associations and QSS members for sharing information—more than just a hearty “pat on the back”! That information can help you, your bull supplier, the breed and the entire industry. If you are interested, please call the respective breed association(s) or USPB. ♦

Delivery Year Change...	continued from page 1

to the new delivery year. However, to the extent a Class A transfer occurs prior to August 27, 2017, the buyer will only be able to deliver against 37.27% of the delivery rights purchased, during the Transition Period.

Delivery year 2018 will be a full 12-month period and will begin on January 1, 2018. With the start of that new delivery year, members will have access to 100% of their delivery rights. ♦

Did You Know...

✓If you have delivery rights you do not plan to use in delivery year 2017 and would like USPB to help you get them leased to other producers, please call our office.

✓If you are an agriculture producer and are required to file your tax returns by March 1, please call our office and ask that your name be added to the K-1 emailing list.

✓If your contact information changes, please be sure to notify USPB so your membership file can be updated. ♦

Firefighters Honored at USPB Annual Meeting

On March 6, 2017, devastating wildfires scorched many areas of Colorado, Kansas, Oklahoma, and Texas. In Kansas, 23 counties experienced loss from fires. In Clark County, Kansas alone, more than 461,000 acres, which was nearly 85% of the county, burned. Much was lost in the fires, including property and thousands of cattle. However, even before the fires were out, scores of people were pouring into the area with donated hay, ranching and fencing supplies, clothing, food and cash. Many more came to help. The cities of Ashland and Englewood, both in Clark County, Kansas, benefitted greatly from the heroic efforts of many area volunteer firefighters. The devastation could have been much worse if not for the volunteer firefighters who gave so much of their time and energy to the effort.

USPB honored and recognized over 50 volunteer firefighters from Clark County at the annual meeting in Dodge City on March 23, 2017. Dr. Randall Spare of the Ashland Veterinary Center (pictured at left) provided an introduction of the volunteer firefighters and detailed how these individuals spent many days away from their jobs and families to care for others until the fires were under control. The firefighters were given a standing ovation from the crowd in honor of their bravery and many accomplishments to those affected.

Many generous individuals and companies have provided cash donations to support the relief and rebuilding efforts. There are still opportunities to do so, and donations are encouraged. Interested donors can contribute to the Kansas Livestock Foundation Fire Relief Fund at www.kla.org or to the Ashland Community Foundation at www.ashlandcf.com. ♦